Exhibit 4.3

THIS GLOBAL NOTE IS HELD BY USB NOMINEES (UK) LIMITED AS NOMINEE OF ELAVON FINANCIAL SERVICES DAC (THE “COMMON DEPOSITARY”) IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE COMMON DEPOSITARY OR ITS NOMINEE IN CUSTODY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No. 1	£500,000,000

CUSIP: 92343V EX8

ISIN No: XS1979281158

Common Code: 197928115

Verizon Communications Inc.

2.500% Notes due 2031

Verizon Communications Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein referred to as the “Company”), for value received, hereby promises to pay USB Nominees (UK) Limited or registered assigns, the principal sum of Five Hundred Million Pounds Sterling (£500,000,000) on April 8, 2031 and to pay interest on said principal sum from April 8, 2019, or from the most recent interest payment date to which interest has been paid or duly provided for, annually on April 8 in each year, commencing April 8, 2020, at the rate of 2.500% per annum until the principal hereof shall have become due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum.

The interest installment so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture hereinafter referred to, be paid to the person in whose name this Debt Security (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the regular record date for such interest installment, which shall be the March 24 (whether or not a Business Day), next preceding such interest payment date. However, interest that the Company pays on the maturity date shall be payable to the person to whom the principal hereof shall be payable. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the registered holder on such regular record date, and may be paid to the person in whose name this Debt Security (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered holders of this series of Debt Securities as provided in the Indenture, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debt Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture hereinafter referred to. If interest or principal is payable on a day that is not a Business Day, we will make the payment on the next Business Day in the applicable locations, and no additional interest will accrue as a result of the delay in payment. The principal of and the interest on this Debt Security shall be payable in Pounds Sterling, the legal currency of the United Kingdom (“Pounds Sterling”), at the office or agency of the Company maintained for that purpose; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Security Register. This Debt Security shall not be entitled to any benefit under the Indenture hereinafter referred to, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee or the Authenticating Agent.

If Pounds Sterling is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control, then all payments in respect of the Debt Securities will be made in Dollars until Pounds Sterling is again available to the Company. The amount payable on any date in Pounds Sterling will be converted into Dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the latest Dollar/Pounds Sterling exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company in its sole discretion. Any payment in respect of the Debt Securities so made in Dollars will not constitute an event of default under the Debt Securities or the

Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

The provisions of this Debt Security are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated: April 8, 2019	VERIZON COMMUNICATIONS INC.

By
	Name:	Scott Krohn
	Title:	Senior Vice President and Treasurer

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

U.S. Bank National Association

as Trustee, Authenticating Agent and Security Registrar

By
Authorized Signatory

Dated: April 8, 2019

(FORM OF REVERSE OF DEBT SECURITY)

This Debt Security is one of a duly authorized series of Securities of the Company, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of December 1, 2000, duly executed and delivered by the Company (as successor in interest to Verizon Global Funding Corp.) and U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee (the “Trustee”), as amended and supplemented (the “Indenture”), to which Indenture reference is hereby made for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Securities. By the terms of the Indenture, the Securities are issuable in series which may vary as to amount, date of maturity, rate of interest and in other respects as in the Indenture provided. This Debt Security is one of the series designated on the face hereof (herein called the “Debt Securities”) unlimited in aggregate principal amount.

U.S. Bank National Association will initially act as Paying Agent and as Security Registrar with respect to the Debt Securities. Upon notice to the Trustee, the Company may change any Paying Agent or Security Registrar.

Beneficial interests in this global Debt Security may be held in minimum denominations of £100,000 and integral multiples of £1,000 in excess of £100,000. This global Debt Security shall be exchangeable for Debt Securities in definitive form registered in the names of persons other than the entity appointed as common depositary for Euroclear Bank S.A./N.V. (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”) or its nominee only if (i) the Common Depositary notifies the Company that it is unwilling or unable to continue as the Common Depositary and a successor Common Depositary is not appointed by the Company within 90 days, (ii) either of Euroclear or Clearstream notifies the Company at any time that it is unwilling or unable to continue as a clearing agency for the Debt Securities and a successor clearing agency is not appointed by the Company within 90 days or (iii) the Company executes and delivers to the Trustee an Officers’ Certificate that this global Debt Security shall be so exchangeable. To the extent that this global Debt Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for Debt Securities registered in such names as the Common Depositary, Euroclear or Clearstream, as applicable, shall direct the Trustee or any Security Registrar (if not the Trustee). Debt Securities represented by this global Debt Security that may be exchanged for Debt Securities in definitive form under the circumstances described in this paragraph will be exchangeable only for Debt Securities in definitive form issued in minimum denominations of £100,000 and integral multiples of £1,000 in excess of £100,000. Notwithstanding any other provision herein, this global Debt Security may not be transferred except as a whole by the Common Depositary to a nominee of such Common Depositary or by a nominee of such Common Depositary to such Common Depositary or another nominee of such Common Depositary.

In case an Event of Default, as defined in the Indenture, with respect to the Debt Securities shall have occurred and be continuing, the principal of all of the Debt Securities may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Securities; provided, however, that no such supplemental indenture shall, among other things, (i) extend the fixed maturity of any Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Debt Security so affected or (ii) reduce the aforesaid percentage of Debt Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Debt Security then outstanding and affected thereby. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Securities of any series at the time outstanding, on behalf of the holders of Securities of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any of the Securities of such series. Any such consent or waiver by the registered holder of this Debt Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Debt Security and of any Debt Security issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Debt Security.

No reference herein to the Indenture and no provision of this Debt Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debt Security at the times and place and at the rate and in the money herein prescribed.

The Debt Securities are issuable as registered Debt Securities without coupons.

The Debt Securities shall be in minimum denominations of £100,000 and integral multiples of £1,000 in excess of £100,000. Debt Securities may be exchanged, upon presentation thereof for that purpose, at the office or agency of the Company in the City of New York, State of New York, for other Debt Securities of authorized denominations, and for a like aggregate principal amount and series, and upon payment of a sum sufficient to cover any tax or other governmental charge in relation thereto.

All payments of principal, interest and premium (if any) in respect of the Debt Securities by the Company or a Paying Agent on the Company’s behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges (“Taxes”) imposed by or on behalf of the United States or any political subdivision thereof or any authority therein or thereof having the power to tax, unless the withholding or deduction of such Taxes is required by law. In that event, the Company shall pay to a holder that is a Non-U.S. Person (as defined below) such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable with respect to any Debt Security if the beneficial owner is subject to taxation solely for reasons other than its ownership of Debt Securities, nor shall additional amounts be payable for or on account of:

(i)

any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such Debt Security) between the holder or the beneficial owner of such Debt Security and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;

(ii)

any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such Debt Security being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;

(iii)	any Tax that is payable other than by withholding or deduction by the Company or a Paying Agent from payments in respect of such Debt Security;

(iv)	any gift, estate, inheritance, sales, transfer, value added, personal property, excise or similar Tax;

(v)

any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later;

(vi)

any Tax that would not have been imposed, withheld or deducted but for the presentation of such Debt Security for payment more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such Debt Security for payment on the last date of such period of 30 days;

(vii)

any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Debt Security to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;

(viii)

any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner (or any financial institution or other person through which the holder or beneficial owner holds any Debt Securities) to comply with any certification, information, identification, documentation or other reporting requirements with respect to itself or any beneficial owner or account holders thereof;

(ix)

any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Debt Security to meet the requirements (including the statement requirements) of Section 871(h) or Section 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”);

(x)

any Tax imposed by the Foreign Account Tax Compliance Act (“FATCA”) pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or

(xi)	any combination of items (i)-(x).

For purposes of clauses (i)-(xi) above, references to the holder or beneficial owner of a Debt Security include a fiduciary, settlor, beneficiary or person holding power over such holder or beneficial owner, if such holder or beneficial owner is an estate or trust, or a partner, member or shareholder of such holder or beneficial owner, if such holder or beneficial owner is a partnership, limited liability company or corporation. In addition, the Company will not pay additional amounts to the holder of a Debt Security if such holder or the beneficial owner of such Debt Security is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or if the holder of such Debt Security is not the sole beneficial owner of such Debt Security, as the case may be, to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficiary, partner or member of the partnership, limited liability company or other fiscally transparent entity, or a beneficial owner would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of subparagraphs (i)-(xi) above and the paragraph immediately preceding subparagraph (i), the term “Non-U.S. Person” means any person that is, for U.S. federal income tax purposes, a foreign corporation, nonresident alien individual, a nonresident fiduciary of a foreign estate or foreign trust or a foreign partnership one or more of the partners of which is such a foreign corporation, nonresident alien individual or nonresident fiduciary.

The Debt Securities may be redeemed at the Company’s option, in whole but not in part, at any time on giving not less than 30 nor more than 90 days’ notice to the holders (which notice shall be irrevocable), at their principal amount, together with interest accrued to, but excluding, the date fixed for redemption, if:

(i)

the Company has or will become obliged to pay additional amounts with respect to the Debt Securities as provided or referred to in subparagraphs (i)-(xi) above and each of the paragraphs immediately preceding and immediately following such subparagraphs as a result of any change in, or amendment to, the laws, treaties, or rulings of the United States or any political subdivision or any authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted or adopted on or after the issue date of such Debt Securities; or

(ii)

on or after the issue date of the Debt Securities, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any authority thereof or therein having the power to tax, including any of those actions specified in clause (i) above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation is officially proposed, which, in any such case, will result in a material probability that the Company will become obliged to pay additional amounts with respect to the Debt Securities; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall have delivered to the Trustee a certificate signed by one of the Company’s officers stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have occurred and a copy of an opinion of a reputable independent counsel of the Company’s choosing to that effect based on that statement of facts. However, no such notice of redemption shall be given less than 30 nor more than 90 days prior to the earliest date on which the Company would be obliged to pay such additional amounts if a payment in respect of the Debt Securities were then due.

The Debt Securities may be redeemed on not less than 10 nor more than 60 days’ prior notice given as provided in the Indenture, in whole or in part, (i) at any time prior to January 8, 2031, at a redemption price equal to the greater of (a) 100% of the principal amount of the Debt Securities being redeemed, or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Debt Securities being redeemed (exclusive of interest accrued to the date of redemption), assuming for such purpose that this Debt Security matured on January 8, 2031, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus 25 basis points, and (ii) at any time on or after January 8, 2031, at a redemption price equal to 100% of the principal amount of notes being redeemed, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.

“Business Day” means any calendar day that is not a Saturday, Sunday or any other day when commercial banks are not open for business in The City of New York or London.

The “Comparable Government Bond Rate” will be determined on the third Business Day preceding the redemption date and means, with respect to any date of redemption, the rate per annum equal to the yield to maturity calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond, assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such date of redemption.

“Calculation Agent” means an independent investment banking or commercial banking institution of international standing appointed by the Company.

“Comparable Government Bond” means the United Kingdom government security or securities selected by one of the Reference Government Bond Dealers appointed by the Company as having an actual or interpolated maturity comparable with the remaining term of this Debt Security that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of Pounds Sterling-denominated corporate debt securities of a maturity comparable to the remaining term of this Debt Security.

“Comparable Government Bond Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (B) if the Calculation Agent obtains fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

“Reference Government Bond Dealer” means each of five banks selected by the Company, which are (A) primary European government securities dealers, and their respective successors, or (B) market makers in pricing corporate bond issues.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) at 11:00 a.m., Central European Time (CET), on the third Business Day preceding such date for redemption quoted in writing to the Calculation Agent by such Reference Government Bond Dealer.

As provided in the Indenture and subject to certain limitations therein set forth, this Debt Security is transferable by the registered holder hereof on the Security Register of the Company, upon surrender of this Debt Security for registration of transfer at the office or agency of the Company in The City of New York, State of New York, accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Security Registrar duly executed by the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debt Securities of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

Prior to due presentment for registration of transfer of this Debt Security, the Company, the Trustee, any Paying Agent and any Security Registrar for the Debt Securities may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Debt Security shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar for the Debt Securities) for the purpose of receiving payment of or on account of the principal hereof and (subject to Section 310 of the Indenture) interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any Paying Agent nor any Security Registrar for the Debt Securities shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of, or the interest on, this Debt Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Common Depositary by acceptance of this global Debt Security agrees that it will not sell, assign, transfer or otherwise convey any beneficial interest in this global Debt Security unless such beneficial interest is in an amount equal to an authorized denomination for Debt Securities of this series.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Indenture.

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